Exhibit 5.1

January 13, 2006

NeoMagic Corporation

3250 Jay Street

Santa Clara, California 95054

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 2,366,491 shares of your Common Stock (the “Shares”) for resale by the selling stockholders named therein. Of such shares, 1,500,000 shares of your Common Stock are issued and outstanding (the “Issued Shares”), 749,996 shares of your Common Stock (the “Warrant Shares”) are issuable by you upon exercise of outstanding warrants (the “Warrants”) to purchase your Common Stock, and up to 116,495 shares of your Common Stock (the “Dilutive Shares”) are issuable pursuant to the Warrants should you complete an issuance of securities that is dilutive to the holders of the Warrants. The Shares may be offered for resale from time to time for the benefit of the selling stockholders named in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that: (i) the Issued Shares are validly issued, fully paid and non-assessable; (ii) the Warrant Shares and the Dilutive Shares, when issued in accordance with the Warrants, will be validly issued, fully paid and non-assessable, and (iii) the Shares will, when sold pursuant to the Registration Statement, continue to be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation